Exhibit 99.2

CTG Announces Changes to the Board of Directors

BUFFALO, N.Y., November 13, 2015 – CTG (NASDAQ:CTG), an information technology (IT) solutions and services company, today announced the appointment of James (Jay) Helvey and Dr. Val Rahmani to its Board as independent directors, effective November 10, 2015. Concurrently, the Board announced that independent directors Randall Clark and Thomas Baker will retire from the Board in February 2016.

“We are pleased to announce the addition of Jay Helvey and Dr. Val Rahmani as independent directors,” said Cliff Bleustein, President and CEO of CTG. “Jay brings additional financial and risk management knowledge to the Board, including considerable international finance experience, and he qualifies as a designated financial expert. Similarly, Val’s extensive work history across hardware, software, IT services and cybersecurity adds beneficial information technology expertise to the Board. She also contributes valuable international perspective with a successful track record of global operational responsibilities.”

Daniel J. Sullivan, Chairman of CTG, commented, “Jay and Val are ideal additions to the Board in support of CTG’s efforts to expand its global operations across our target end markets. They represent a wealth of experience in information technology, international operations, finance, strategy, M&A integration, and corporate risk management. I look forward to working closely with Jay and Val as we continue to position CTG for long-term growth. I would also like to express my sincere appreciation to Randy and Tom for their many years of service and contributions to the Board.”

Jay Helvey is a partner at Cassia Capital Partners, a firm he founded in 2011. His previous work experience includes 15 years at J.P. Morgan, where he was a managing director with significant derivative and risk management responsibility. Helvey also worked at CMT Asset Management, an international asset management firm where he was a principal partner responsible for risk management and portfolio construction. He currently serves on the board for Piedmont Federal Savings Bank as a member of their audit committee and also serves as a member of the investment policy committee of the Wake Forest University Board of Trustees. He is also a director of the Wake Forest Baptist Medical Center and chairs the audit committee. Helvey has a master’s degree in International Affairs, Banking and Finance from Columbia University and a Bachelor of Arts from Wake Forest University where he earned a double major in Political Science and German. He also attended the University of Cologne in West Germany as a Fulbright Scholar.

Dr. Val Rahmani has more than 30 years of experience in the technology industry, including more than 25 years at IBM serving in numerous roles across multiple global business segments. Subsequent to her tenure at IBM, Dr. Rahmani was chief executive officer of Damballa, an Internet security software company. She currently serves on the board of Aberdeen Asset Management where she is a member of the risk and innovation committees. Dr. Rahmani earned a Master of Arts and Doctor of Philosophy in Chemistry from Oxford University.

About CTG

CTG provides industry-specific IT services and solutions that address the business needs and challenges of clients in high-growth industries in North America and Western Europe. CTG also provides strategic staffing services for major technology companies and large corporations. Backed by nearly 50 years of experience and proprietary methodologies, CTG has a proven track record of delivering high-value, industry-specific staffing services and solutions to its clients. CTG operates in North America and Western Europe, and regularly posts news and other important information online at www.ctg.com.

Forward Looking Statements

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth, financial outlook, end markets and business strategy. These statements are based upon the Company’s expectations and assumptions, a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, feedback from existing and potential new customers, current and proposed legislation and governmental regulations that may affect the Company and/or its customers, and other future events or circumstances. Actual results could differ materially from the outlook guidance, expectations, and other forward-looking statements as a result of a number of factors, including among others, the dependence on orders from certain customers and their degree of concentration, the uncertainty of customers’ implementation of cost reduction projects, the ability of the Company to identify and develop marketable services, the anticipated amount and timing of revenue from business wins, risks relating to fluctuations in the Company’s operating results, the effect of healthcare reform mandates and initiatives, the mix of work and revenue between staffing and solutions, currency exchange risks, and new changes in government regulations and laws that affect the IT industry and the industries and countries in which the Company and its clients operate, and other factors that involve risk and uncertainty including those listed in the Company’s reports filed with the Securities and Exchange Commission as of the date of this document. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2014 Form 10-K, which is incorporated by reference, and other reports that may be filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Investors and Media:

Brendan Harrington, Chief Financial Officer

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